UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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       Preliminary Proxy Statement

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       Definitive Proxy Statement

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       Soliciting Material Pursuant to § 240.14a-12

Hess Corporation
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HESS CORPORATION

News Release

FOR IMMEDIATE RELEASE

HESS COMMENTS ON GLASS LEWIS REPORT

FLAWED, ONE-SIDED RECOMMENDATION DOES NOT REFLECT OVERWHELMING SUPPORT HESS TRANSFORMATION PLAN HAS RECEIVED FROM SHAREHOLDERS AND

INDEPENDENT WALL STREET ANALYSTS

GLASS LEWIS UNDERMINES ITS OWN ANALYSIS; FINDS ELLIOTT COMPENSATION SCHEME COMPROMISES INDEPENDENCE OF DISSIDENT SLATE, CREATES DIVIDED BOARD

HESS URGES SHAREHOLDERS ELECT ALL HESS’ NEW, INDEPENDENT DIRECTOR NOMINEES

ON THE WHITE PROXY CARD

NEW YORK — May 1, 2013 — Hess Corporation (NYSE: HES) (“Hess” or the “Company”) today commented on the report issued by Glass Lewis & Co. (“Glass Lewis”). Glass Lewis's flawed recommendations do not reflect the overwhelmingly positive support Hess’ transformation plan has received from its shareholders and independent Wall Street analysts. Glass Lewis also undermines the integrity of its own analysis by raising serious concerns about the highly problematic compensation scheme put in place for Elliott Management’s director candidates, questioning the independence of the same dissident nominees it supports.  Hess disagrees with Glass Lewis’ recommendation and believes that shareholders who follow its recommendation at a time when Hess is executing on a market-endorsed transformation plan will put the value of their investment at risk. Hess continues to urge shareholders to vote on the WHITE  proxy card FOR all of its new, highly qualified, independent director nominees at the Company's 2013 Annual Shareholders Meeting, which will be held on May 16, 2013.

The Company stated: “Without meeting or even talking to Hess, Glass Lewis arbitrarily brushed aside the facts and blindly accepted Elliott's distortions. We are executing well against our multi-year transformation to a pure play E&P company, a plan that has received overwhelming support from our shareholders and independent Wall Street analysts, a fact flatly ignored by Glass Lewis.  Our five new director nominees are committed to creating sustainable long term value for all Hess shareholders, and are the clear choice for those who want truly independent, experienced new directors who will represent their interests.  The market has affirmed the economic superiority of our transformation plan and we believe that our world-class slate of new, independent nominees is best suited to objectively oversee the execution of that plan.

“Glass Lewis has done a disservice to its clients. Its recommendation inexplicably discounts the value creation potential of our transformation plan and the world class asset base that the Hess Board has assembled, including its leading position in the Bakken.  Glass Lewis instead reflexively supports dissident directors who are neither independent nor incentivized to act in the best long-term interests of all Hess shareholders.  At a time that we are delivering real value, blindly following Glass Lewis’ recommendations would introduce a dissonant element to the Hess boardroom and create significant risk – a fact Glass Lewis itself admits.  Electing the Elliott nominees would jeopardize the ongoing success of our transformation plan by creating a strategically misaligned board which includes dissident nominees who are directly compensated to pursue Elliott’s short-term agenda.”

Hess notes that the overwhelming majority of Wall Street analysts support the Hess plan and note its outperformance, while rejecting Elliott’s flawed and self-serving analysis:

•         With the steps taken over the past three years management has revealed a sound strategy that we believe is tough to beat... Hess is executing a strategy we believe underpins a material release of value.

      -Doug Leggate, Bank of America Merrill Lynch, April 25, 2013

•         We take management’s side in terms of the future course of the company.... we do not think breaking up the company into an onshore resource player (Hess Resources) and international, mostly offshore, entity (Hess Remainco) is the best way to generate value.

            -Jeb Armstrong, Credit Agricole, March 26, 2013

•         HES is the best-performing large E&P, up 34% YTD, compared with 8% for peers and 11% for the S&P 500. The shares are trading 4% off their 12-month high and 79% above the low, compared with 11% and 36% for peers and 1% and 25% for the S&P 500.

                     -Fadel Gheit, Oppenheimer, April 26, 2013

The Company added, “Hess has nominated a slate of all new, independent director nominees. These directors would be assets to any boardroom across corporate America, and are ideally suited to be directors at Hess. They have impeccable credentials and are the right team to objectively oversee the execution of Hess’ market-endorsed transformation plan. We urge Hess shareholders to vote for all of our new, independent, highly qualified director nominees who will continue our transformation into a pure play E&P company that will drive increased returns for all Hess shareholders.”

Hess notes that Glass Lewis made its recommendation despite raising serious concerns over the propriety of the Elliott nominees’ unusual contingent bonus scheme that incentivizes them to pursue Elliott’s short-term goals.  Similar to the views expressed by leading independent corporate governance experts, Glass Lewis finds that such a bonus scheme: compromises the independence of Elliott’s nominees and their ability to act as fiduciaries for all Hess shareholders; misaligns board interests; and, creates significant risk for Hess and its shareholders:

…[w]e are strongly opposed to the Dissident's compensation arrangements and maintain such agreements introduce a troubling and, in our view, wholly unnecessary potential for board room conflict…

The Dissident may not revoke these payments at a later date if, by chance, it becomes unsatisfied with its Nominees. While this may provide the appearance that the Dissident Nominees are not beholden to Elliott's interests, we nevertheless find these agreements problematic. In particular, contests of this nature already introduce significant risks associated with the prospect of a fractured boardroom, the potentially adverse impact of which we believe shareholders must seriously consider as part of any final vote determination. By extension, we find agreements of this nature, which essentially establish a two-tiered compensation structure for the same oversight role, offer little chance of reducing the foregoing risks and may, in fact, foment further discord between the incumbent board members and Dissident nominees.

The Company concluded, “Glass Lewis undermines the integrity of its own recommendation, arguing that the Elliott nominees have already compromised their independence by agreeing to an unusual contingent bonus scheme that incentivizes them to pursue Elliott’s short-term goals.  Leading corporate governance experts have called this kind of scheme ‘the dark side’ of activism. It is troubling that Glass Lewis would recommend that Hess shareholders risk Balkanizing the Board by voting for a dissident slate that that the proxy advisor admits is conflicted. We would caution our shareholders against disrupting our progress by voting for conflicted dissident directors whose decisions are motivated by the direct and substantial compensation they would receive from a single shareholder.”

All shareholders of record as of April 8, 2013 are entitled to vote at the 2013 Annual Shareholders Meeting.  Hess encourages all shareholders to carefully review its definitive proxy filing and other materials and vote only their WHITE proxy card.  For more information about Hess’ 2013 Annual Shareholders Meeting, please visit www.transforminghess.com.

About Hess’ New, World-Class Independent Directors:

  John Krenicki Jr. Former Vice Chairman of GE; President and Chief Executive Officer of GE Energy

Mr. Krenicki’s experience leading large scale initiatives and operations across a global energy portfolio will add important perspective to the Hess Board as the Company completes its transformation to a pure play E&P company.

  Dr. Kevin Meyers Former Senior Vice President of E&P for the Americas, ConocoPhillips

Dr. Meyers was at the forefront of the oil & gas industry’s focus on developing U.S. shale formations. He led ConocoPhillips’ expansion in emerging shale plays, including the Eagle Ford, Permian Basin, and Bakken shale plays. Dr. Meyers will bring to the Hess Board decades of managing cost-efficient E&P operations in shale and conventional properties directly relevant to Hess’ focused E&P portfolio.

  Fredric Reynolds Former Executive Vice President and Chief Financial Officer, CBS Corporation

Mr. Reynolds will bring to the Hess Board his substantial experience as a CFO with a successful track record of financial oversight, leading a successful transformation, returning capital, and delivering long term returns.

  William Schrader Former Chief Operating Officer, TNK-BP Russia

Mr. Schrader is an outstanding E&P executive responsible for transforming BP’s best and most valued E&P assets, and will bring to the Board his experience as a disciplined E&P operator with expertise in production sharing structures, government relations, and delivering returns.

  Dr. Mark Williams Former Executive Committee Member, Royal Dutch Shell

Dr. Williams worked for over 30 years at Shell, including more than 17 years of U.S. E&P experience, serving most recently as a member of the Executive Committee of Royal Dutch Shell, where he was one of the top three operating executives collectively responsible for all strategic, capital, and operational matters.    He is widely acknowledged to be one of the world’s top oil & gas executives, and will add invaluable insight to Hess’ Board.

Cautionary Statements

This document contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain risk factors. A discussion of these risk factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

This document contains quotes and excerpts from certain previously published material. Consent of the author and publication has not been obtained to use the material as proxy soliciting material.

Important Additional Information

Hess Corporation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Hess shareholders in connection with the matters to be considered at Hess’ 2013 Annual Meeting. Hess has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission in connection with the 2013 Annual Meeting. HESS SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC.  Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Hess with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Hess’ website at www.hess.com, by writing to Hess Corporation at 1185 Avenue of the Americas, New York, NY 10036, by calling Hess’ proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885 or by email at hess@mackenziepartners.com.

For Hess Corporation

Investor Contact:

Jay Wilson, (212) 536-8940

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Dan Burch/Bob Marese

MacKenzie Partners, Inc.

(212) 929-5500

Media Contacts:

Jon Pepper, (212) 536-8550

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Michael Henson/Patrick Scanlan

Sard Verbinnen & Co

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